Exhibit 99.1

Tabula Rasa HealthCare Reports Fourth Quarter and Full Year 2021 Results

●	Fourth quarter and full year 2021 revenue grew 11% and 11% (7% on an organic basis), respectively, year-over-year.
●	Fourth quarter and full year 2021 CareVention HealthCare revenue grew 16% and 20% (14% on an organic basis), respectively, year-over-year. The positive trends in our key annual metrics for PACE disclosed below, combined with our strong contracted PACE backlog of $45 million, give us confidence in our growth outlook entering 2022.
●	Fourth quarter and full year 2021 MedWise HealthCare software subscriptions revenue grew 24% and 10%, respectively, driven by our PrescribeWellness cloud-based software platform serving more than 15,000 independent community pharmacies.
●	Fourth quarter and full year 2021 free cash flow totaled a positive $1.5 million and negative $19.7 million, respectively. The return to positive free cash flow is one of several important steps we are taking to materially strengthen our balance sheet.

Key Financial Results
(in millions except percentages)

	Actual	Year over year change	Guidance Low	Guidance High
Three Months Ended December 31, 2021
Total revenue	$85.7	11.2%	$84.0	$86.0
GAAP net loss	(21.4)	(30.2)%	(19.8)	(18.8)
Non-GAAP Adjusted EBITDA	4.3	(8.6)%	4.0	5.0

Twelve Months Ended December 31, 2021
Total revenue	331.3	11.5%	329.6	331.6
GAAP net loss	(79.1)	(2.4)%	(77.5)	(76.5)
Non-GAAP Adjusted EBITDA	19.6	(9.9)%	19.3	20.3

MOORESTOWN, N.J., February 24, 2022 /PRNewswire/ -- Tabula Rasa HealthCare, Inc. (“TRHC”) (Nasdaq: TRHC), a leading healthcare technology company advancing the safe use of medications, today reported financial results for the fourth quarter and full year ended December 31, 2021.

“Our fourth quarter results represent solid execution with double-digit growth across three of our four major revenue streams. We have made material progress on the three strategic objectives we outlined in our third quarter earnings report, specifically, leadership changes, the further consideration of the sale of non-core assets, and transformational partnerships. We believe that the actions we are taking will position the company to deliver increased revenue growth, greater profitability and free cash flow in 2022 and beyond,” said Calvin H. Knowlton, PhD, TRHC’s Chief Executive Officer, Chairman and Founder.

Recent Developments and Management Addition

Strategic Initiatives

In an effort to drive greater future internal efficiencies and increased client satisfaction, we are undertaking a number of initiatives including: 1) the outsourcing of our IT infrastructure to Accenture; 2) a more favorable pharmacy benefit manager (PBM) rebate agreement within our Pharmastar operations; and 3) a newly signed business processing outsourcing (BPO) contract within our third-party administrative (TPA) services that will take effect in late February 2022. These actions and additional ongoing efforts, such as our decision to divest non-core assets, give us confidence in our ability to materially strengthen our balance sheet and cash position in 2022 while managing the growing business. We expect to generate positive free cash flow on a quarterly basis beginning in the third quarter of 2022 and consistently thereafter.

New Chief Financial Officer

Effective February 24, 2022, Tom Cancro has been appointed to the position of Chief Financial Officer. Mr. Cancro brings a wealth of executive finance experience from publicly-traded technology companies and has a proven track record of increasing shareholder value. Mr. Cancro has deep expertise in controllership, strategic planning, raising debt and equity capital, M&A, and investor relations. Prior to his role as Chief Financial Officer at DZS Inc., Mr. Cancro held senior finance roles at GE, Verizon, and GFI Group. He is a Certified Public Accountant and also holds a CFA Charter. “Due to its unique multi-drug interaction software and leading position in the field of medication optimization, the smart and passionate people that I have already met in the company, and an attractive customer footprint, I believe the potential for growth and value creation is significant.”

Operational Metrics

We are providing the following annual operational metrics to aid investors in understanding the underlying revenue drivers for our two major segments.

Within our largest segment, CareVention HealthCare (“CVHC”):

●	Despite the early 2021 challenges with COVID-19, we increased our PACE participant base by 11% to 49,769 as of December 31, 2021 as compared to a year ago (44,947).
●	Our average per-member, per-month fee across our PACE clients during the fourth quarter 2021 increased 8% to $427 as compared to a year ago.
●	We generated $4.4 million of cross-sell revenue during 2021, which represents a 70% increase as compared to 2020.

Within MedWise HealthCare (“MWHC”):

●	During 2021, we completed 319,963 comprehensive medication reviews (CMRs), which is a decline of 20% as compared to 2020. CMRs are the primary driver of our medication safety services revenue and the 2021 decline was driven by the loss of CVS Health at the end of 2020.
●	2021 revenue from our top ten medication safety services clients increased by 23%, a reflection of the strong growth we generated from both new and existing clients.

Future Outlook

Based on current market conditions and our expectations as of today, we are introducing first quarter and full year 2022 guidance as summarized below.

	Three Months Ended March 31, 2022		Year Ended December 31, 2022
	LOW	HIGH	LOW	HIGH

	(in millions except percentages)
Total revenue	$84.0	$86.0	$371.0	$377.0
Year over year growth	10%	12%	12%	14%
GAAP net loss	$(25.0)	$(24.0)	$(76.7)	$(71.7)
Adjusted EBITDA	$3.0	$4.0	$23.0	$28.0
Adjusted EBITDA margin	4%	5%	6%	7%

The above revenue guidance for the full year 2022 is based on a number of assumptions including:

o	We expect our PACE census growth to be less than 1.0% during the first quarter of 2022, consistent with seasonal patterns, and improve thereafter with an average in the range of 1.0% monthly sequential growth beginning in the second quarter of 2022. We expect CVHC revenue growth to exceed the 14% organic growth we delivered in 2021. PACE census growth during the first two months of 2022 represents a significant improvement as compared to same period in 2021 and we have a strong implementation backlog entering 2022 valued at $45.0 million in annual revenue.

o	New client contracts signed in 2021, which are concentrated in the MWHC segment, that are currently in the early implementation stages or to be implemented in 2022 are expected to add 5% of growth.

o	New business to be sold and implemented during the course of 2022 (“in-year revenue”) is expected to add 2% to 4%, or $6 million to $13 million, of growth. Based on our existing pipeline and new solutions we are launching in the first quarter of 2022, we feel comfortable with this estimate, which compares with in-year revenue of $13 million for 2021.

o	Revenue attrition of 6% of growth, on a company-wide basis, is driven by the loss of the CMS Enhanced Medication Therapy Management, or EMTM, program, which will result in a major headwind (approximately 11% points of growth) within our MedWise HealthCare segment and full year revenue to decline modestly as compared to 2021.

With regards to profitability, the mid-point of our non-GAAP Adjusted EBITDA estimate represents a margin of 6.8%, which is a 90-basis point improvement as compared to 2021. We expect both CVHC and MWHC adjusted EBITDA margins to increase as compared to 2021.

Fourth Quarter and Full Year 2021 Financial Results

All comparisons, unless otherwise noted, are to the three and twelve months ended December 31, 2020.

●	Total revenue – Fourth quarter total revenue of $85.7 million increased 11% compared to $77.1 million in 2020 and included product revenue of $50.6 million, an increase of 16%, and solutions (i.e., software and services) revenue of $35.1 million, an increase of 6%. Full year 2021 total revenue of $331.3 million increased 11% compared to $297.2 million in 2020 and included product revenue of $190.1 million, an increase of 19%, and solutions (i.e., software and services) revenue of $141.2 million, an increase of 3%. Excluding the October 2020 acquisition of Personica, full year 2021 revenue increased 7% on an organic basis.

●	Total revenue by segment

o	Fourth quarter CVHC revenue increased 16% to $66.0 million, comprised of $50.6 million of PACE product revenue (up 16%) and $15.4 million of PACE solutions revenue (up 16%), all of which is organic. Full year 2021 CVHC revenue increased 20% to $248.0 million, comprised of $189.6 million of PACE product revenue (up 19%) and $58.4 million of PACE solutions revenue (up 23%). Personica contributed 6% of inorganic growth to overall segment growth. Our net PACE enrollment for the fourth quarter remained consistent with the second and third quarter of 2021 with monthly sequential growth in the 1% range.

o	Fourth quarter MWHC revenue decreased 3% to $19.7 million, primarily comprised of software subscriptions revenue of $12.4 million (up 24%) and medication safety services revenue of $7.3 million (down 28%). The major headwinds during the fourth quarter were the loss of CVS Health, which terminated at the end of 2020, and a 19% decline in revenue related to the CMS Enhanced MTM (EMTM) program, which concluded at the end of 2021. Full year 2021 MWHC revenue decreased 8% to $83.3 million, primarily comprised of software subscriptions revenue of $44.3 million (up 10%) and medication safety services revenue of $38.5 million (down 23%). Excluding previously disclosed client attrition and the CMS EMTM program (down 19% in 2021 vs. 2020), full year 2021 medication safety services increased 7%, driven by new clients (e.g. Clear Spring Health) and growth within existing clients, including a number of the nation’s largest health plans.

●	GAAP net loss – Fourth quarter net loss declined to $21.4 million from a net loss of $30.6 million in the year ago quarter with the improvement driven by an $8.6 million increase in total revenue, improved gross margins (28.9% vs. 27.6%), and lower interest expense. Full year 2021 net loss was $79.1 million compared to a net loss of $81.0 million with a $34.0 million increase in total revenue and lower interest expense ($9.1 million vs. $20.7 million) offset by a $43.0 million increase in combined cost of revenue, research and development, sales and marketing, and general and administrative expenses.

●	Non-GAAP Adjusted EBITDA – Fourth quarter non-GAAP Adjusted EBITDA of $4.3 million (5.1% margin) decreased 9% as compared with $4.7 million (6.2% margin) in 2020. Full year 2021 non-GAAP Adjusted EBITDA of $19.6 million (5.9% margin) decreased 10% as compared with $21.8 million (7.3% margin) in 2020. Our investments across the business, led by an increase in sales and marketing, and headwinds faced by the MedWise HealthCare segment, drove the decline in both periods.

●	Non-GAAP Adjusted EBITDA by segment - Excluding $12.3 million and $45.5 million of shared services for the fourth quarter and full year 2021, respectively:

o	Fourth quarter CVHC non-GAAP Adjusted EBITDA of $15.6 million (23.6% margin) increased 13% as compared to $13.8 million (24.3% margin) a year ago. Full year 2021 CVHC non-GAAP Adjusted EBITDA of $56.6 million (22.8% margin) increased 12% as compared to $50.4 million (24.4% margin) a year ago.

o	Fourth quarter MWHC non-GAAP Adjusted EBITDA of $1.0 million (5.2% margin) increased 37% as compared to $0.7 million (3.7% margin) a year ago. Full year 2021 MWHC non-GAAP Adjusted EBITDA of $8.6 million (10.3% margin) decreased 8% as compared to $9.3 million (10.2% margin) a year ago.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Quarterly Conference Call

The fourth quarter and full year 2021 earnings conference call and webcast will be held tomorrow, Friday, February 25, 2022, at 8:30 a.m. ET. The conference call can be accessed by dialing 844-413-0947 for U.S. participants or 216-562-0423 for international participants, and referencing passcode 5917496 or via a live audio webcast available online at TRHC’s investor website (ir.tabularasahealthcare.com). An audio webcast replay will be available approximately two hours after completion of the call for a period of 90 days thereafter at ir.tabularasahealthcare.com and a replay will be available for seven days by dialing 855-859-2056 for U.S. participants or 404-537-3406 for international participants and referencing passcode 5917496.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (TRHC) provides medication safety solutions that empower healthcare professionals and consumers to optimize medication regimens, combatting medication overload and reducing adverse drug events – the fourth leading cause of death in the U.S. TRHC’s proprietary technology solutions, including MedWise®, improve patient outcomes, reduce hospitalizations, and lower healthcare costs. TRHC’s extensive clinical tele-pharmacy network improves care for patients nationwide. Its solutions are trusted by health plans and pharmacies to help drive value-based care. For more information, visit TRHC.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with GAAP, TRHC is also reporting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted EPS, and free cash flow, each of which is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted EBITDA consists of net loss plus certain other expenses, which include interest expense, income tax expense or benefit, depreciation and amortization, change in fair value of acquisition-related contingent consideration expense, intangible asset impairment charge, settlement costs, business optimization expenses, severance costs, acquisition-related expense, and stock-based compensation expense. TRHC defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of revenue. TRHC defines Adjusted Diluted EPS as net loss before fair value adjustments for acquisition-related contingent consideration, intangible asset impairment charge, amortization of acquired intangibles, amortization of debt discount and issuance costs, settlement costs, business optimization expenses, severance costs, acquisition-related expense, stock-based compensation related expense, and the tax impact of those items using a normalized tax rate on pre-tax income (loss) adjusted for those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC considers acquisition-related expense to include non-recurring direct transaction and integration costs, severance, and the impact of purchase accounting adjustments related to the fair value of acquired deferred revenue. TRHC considers business optimization expenses to include contract termination payments, severance, retention payments, and other employee and non-recurring vendor costs incurred related to our business optimization initiatives during 2021. TRHC considers severance costs to include severance payments related to the realignment of our resources. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. TRHC defines free cash flow as net cash provided by operating activities in a period less payments for property and equipment and software development costs made in that period. Please note that other companies may define their non-GAAP financial measures differently than TRHC.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company’s performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company’s financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of Adjusted EBITDA and Adjusted Diluted EPS to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that we believe to be reasonable as of today’s date. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC, the financial and operating performance of TRHC, the impacts of the COVID-19 pandemic, the plans and objectives of management, TRHC’s strategic initiatives and the anticipated benefits thereof, and TRHC’s expectations for 2022. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. These forward-looking statements are based on management’s good-faith expectations, judgements and assumptions as of the date of this press release. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the impacts of the ongoing COVID-19 pandemic; our continuing losses and need to achieve profitability; fluctuations in our financial and operating results; the volatility of our stock price; the extent to which we are successful in gaining new long-term relationships with clients or retaining existing clients; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable governmental regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; competition from a variety of companies in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”), including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on February 26, 2021, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash	$9,668	$23,362
Restricted cash	6,038	5,170
Accounts receivable, net	34,051	32,516
Inventories	5,444	4,261
Prepaid expenses	4,993	3,739
Client claims receivable	11,257	14,412
Other current assets	18,444	9,752
Total current assets	89,895	93,212
Property and equipment, net	13,675	15,070
Operating lease right-of-use assets	21,053	21,711
Software development costs, net	45,194	27,882
Goodwill	170,835	170,862
Intangible assets, net	154,650	183,094
Other assets	4,116	2,609
Total assets	$499,418	$514,440
Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance leases	$—	$4
Current operating lease liabilities	4,688	4,402
Acquisition-related contingent consideration	—	166
Acquisition-related notes payable	—	16,662
Accounts payable	13,178	11,245
Client claims payable	8,398	7,773
Accrued expenses and other liabilities	47,656	31,968
Total current liabilities	73,920	72,220
Line of credit	29,500	10,000
Long-term debt, net	319,299	239,285
Noncurrent operating lease liabilities	19,230	20,381
Deferred income tax liability, net	1,402	3,354
Other long-term liabilities	311	671
Total liabilities	443,662	345,911

Stockholders’ equity:
Common stock	3	2
Treasury stock	(4,292)	(4,018)
Additional paid-in capital	320,392	352,445
Accumulated deficit	(260,347)	(179,900)
Total stockholders’ equity	55,756	168,529
Total liabilities and stockholders’ equity	$499,418	$514,440

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Product revenue	$50,576	$43,768	$190,072	$159,593
Service revenue	35,109	33,284	141,188	137,626
Total revenue	85,685	77,052	331,260	297,219
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	38,765	32,292	144,091	117,171
Service cost	22,139	23,501	89,265	87,641
Total cost of revenue, exclusive of depreciation and amortization	60,904	55,793	233,356	204,812
Operating expenses:
Research and development	4,898	4,430	19,791	18,180
Sales and marketing	7,183	5,950	25,969	21,547
General and administrative	19,399	16,464	73,759	65,378
Change in fair value of acquisition-related contingent consideration expense	—	8	—	2,613
Intangible asset impairment charge	—	5,040	—	5,040
Depreciation and amortization	12,363	12,717	47,706	45,040
Total operating expenses	43,843	44,609	167,225	157,798
Loss from operations	(19,062)	(23,350)	(69,321)	(65,391)
Interest expense, net	2,148	6,743	9,107	20,743
Loss before income taxes	(21,210)	(30,093)	(78,428)	(86,134)
Income tax expense (benefit)	161	537	627	(5,168)
Net loss	$(21,371)	$(30,630)	$(79,055)	$(80,966)
Net loss per share, basic and diluted	$(0.91)	$(1.36)	$(3.39)	$(3.71)
Weighted average common shares outstanding, basic and diluted	23,470,252	22,542,601	23,290,660	21,815,388

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(79,055)	$(80,966)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	47,706	45,040
Amortization of deferred financing costs and debt discount	2,185	13,637
Deferred taxes	513	(5,302)
Stock-based compensation	38,454	32,555
Change in fair value of acquisition-related contingent consideration	—	2,613
Acquisition-related contingent consideration paid	(67)	(2,593)
Other noncash items	39	(66)
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	(1,526)	(2,448)
Inventories	(1,183)	(239)
Prepaid expenses and other current assets	(8,834)	4,859
Client claims receivables	2,697	(5,674)
Other assets	(2,057)	(494)
Accounts payable	1,982	2,149
Accrued expenses and other liabilities	14,294	(3,642)
Client claims payables	664	(249)
Other long-term liabilities	(360)	598
Net cash provided by operating activities	15,452	4,818

Cash flows from investing activities:
Purchases of property and equipment	(3,350)	(3,091)
Software development costs	(31,844)	(18,836)
Acquisitions of businesses, net of cash acquired	—	(6,807)
Net cash used in investing activities	(35,194)	(28,734)

Cash flows from financing activities:
Proceeds from exercise of stock options	4,072	3,943
Payments for employee taxes for shares withheld	(3)	(2,993)
Payments for debt financing costs	(8)	(1,226)
Borrowings on line of credit	29,500	10,000
Repayments of line of credit	(10,000)	—
Payment of acquisition-related notes payable	(16,542)	—
Payments of acquisition-related contingent consideration	(99)	(3,801)
Repayments of long-term debt and finance leases	(4)	(56)
Net cash provided by financing activities	6,916	5,867
Net decrease in cash and restricted cash	(12,826)	(18,049)
Cash and restricted cash, beginning of year	28,532	46,581
Cash and restricted cash, end of year	$15,706	$28,532

TABULA RASA HEALTHCARE, INC.

UNAUDITED SEGMENT RESULTS

(In thousands)

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenue
CareVention HealthCare:
PACE product revenue	$50,570	$43,589	$189,591	$158,692
PACE solutions	15,444	13,270	58,417	47,577
Total CareVention HealthCare	66,014	56,859	248,008	206,269

MedWise HealthCare:
Product revenue	6	179	481	901
Medication safety services	7,253	10,019	38,500	49,863
Software subscription and services	12,412	9,995	44,271	40,186
Total MedWise HealthCare	19,671	20,193	83,252	90,950

Total Revenue	$85,685	$77,052	$331,260	$297,219

Adjusted EBITDA
CareVention HealthCare	$15,589	$13,840	$56,572	$50,400
MedWise HealthCare	1,020	743	8,552	9,280
Shared Services	(12,277)	(9,843)	(45,513)	(37,905)
Total Adjusted EBITDA	$4,332	$4,740	$19,611	$21,775

Adjusted EBITDA margin
CareVention HealthCare	23.6%	24.3%	22.8%	24.4%
MedWise HealthCare	5.2%	3.7%	10.3%	10.2%
Total Adjusted EBITDA margin	5.1%	6.2%	5.9%	7.3%

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(21,371)	$(30,630)	$(79,055)	$(80,966)
Add:
Interest expense, net	2,148	6,743	9,107	20,743
Income tax expense (benefit)	161	537	627	(5,168)
Depreciation and amortization	12,363	12,717	47,706	45,040
Change in fair value of acquisition-related contingent consideration expense	—	8	—	2,613
Intangible asset impairment charge	—	5,040	—	5,040
Settlement	—	—	500	—
Business optimization expenses	1,168	—	1,168	—
Severance costs	371	(44)	887	873
Acquisition-related expense	—	222	217	1,045
Stock-based compensation expense	9,492	10,147	38,454	32,555
Adjusted EBITDA	$4,332	$4,740	$19,611	$21,775

Total revenue	$85,685	$77,052	$331,260	$297,219
Adjusted EBITDA margin	5.1%	6.2%	5.9%	7.3%

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020

	(In thousands except per share amounts)				(In thousands except per share amounts)
Reconciliation of diluted net loss per share to Adjusted Diluted EPS
GAAP net loss, basic and diluted, and net loss per share, basic and diluted	$(21,371)	$(0.91)	$(30,630)	$(1.36)	$(79,055)	$(3.39)	$(80,966)	$(3.71)
Adjustments:
Change in fair value of acquisition-related contingent consideration expense	—		8		—		2,613
Intangible asset impairment	—		5,040		—		5,040
Amortization of acquired intangibles	6,976		8,634		28,444		30,570
Amortization of debt discount and issuance costs	335		3,654		1,645		13,301
Settlement	—		—		500		—
Business optimization expenses	1,168		—		1,168		—
Severance costs	371		(44)		887		873
Acquisition-related expense	—		222		217		1,045
Stock-based compensation expense	9,492		10,147		38,454		32,555
Impact to income taxes (1)	922		1,174		2,510		(5,132)
Adjusted net loss and Adjusted Diluted EPS	$(2,107)	$(0.09)	$(1,795)	$(0.08)	$(5,230)	$(0.22)	$(101)	$—

(1)	The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax income or loss adjusted for the respective items above and then subtracting or adding the tax benefit or provision, respectively, as determined for GAAP purposes.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic and diluted for GAAP	23,470,252	22,542,601	23,290,660	21,815,388
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS (1)	23,470,252	22,542,601	23,290,660	21,815,388

(1)	For the three months and year ended December 31, 2021, we accounted for the convertible senior subordinated notes utilizing the if-converted method. Under this method, we are required to presume that the convertible senior subordinated notes are converted at the beginning of the current period and settled entirely in our common stock. However, no potential shares are assumed outstanding and are excluded from the diluted EPS calculation if including them would have an anti-dilutive effect. For the three months and year ended December 31, 2021, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion would have had an anti-dilutive effect.

For the three months and year-end December 31, 2020, we accounted for the convertible senior subordinated notes utilizing the treasury stock method. Under this method, we presumed that we would settle the notes entirely or partly in cash. The underlying shares issuable upon conversion of the notes were excluded from the calculation of diluted EPS, except to the extent that the average stock price for the reporting period exceeded their conversion price of $69.95 per share. For the three months and year-end December 31, 2020, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion price exceeded our average stock price.

	Three Months Ended	Year Ended
	December 31, 2021	December 31, 2021
Net cash provided by operating activities	$12,435	$15,452
Purchases of property and equipment	(1,739)	(3,350)
Payments for software development costs	(9,195)	(31,844)
Free cash flow	$1,501	$(19,742)

Net cash used in investing activities	$(10,934)	$(35,194)
Net cash (used in) provided by financing activities	$(1,156)	$6,916

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	Three Months Ended March 31, 2022		Year Ended December 31, 2022
	LOW	HIGH	LOW	HIGH
Reconciliation from Net Loss Guidance to Adjusted EBITDA Guidance
Net loss:	$(25.0)	$(24.0)	$(76.7)	$(71.7)
Add:
Interest expense	2.2	2.2	8.7	8.7
Income tax expense	0.2	0.2	0.6	0.6
Depreciation and amortization	13.2	13.2	52.5	52.5
Stock-based compensation expense	12.4	12.4	37.9	37.9
Adjusted EBITDA	$3.0	$4.0	$23.0	$28.0

Contact:

Investors

Frank Sparacino

fsparacino@trhc.com

T: 312-451-2157

Media

Anthony Mirenda

amirenda@trhc.com

T: 908-380-2143